EXHIBIT 23.1

CONSENT OF MOORE STEPHENS TILLER LLC

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of First National Banc, Inc. and the inclusion in this Registration Statement of our report dated January 15, 2003 with respect to the consolidated financial statements of First National Banc, Inc. included in this Registration Statement.

/s/ Moore Stephens Tiller LLC

Savannah, Georgia

February 6, 2004